Exhibit 10.2

Execution Version

TAX MATTERS AGREEMENT

BY AND BETWEEN

COLFAX CORPORATION

AND

ESAB CORPORATION

DATED AS OF APRIL 4, 2022

i

ii

TAX MATTERS AGREEMENT

This Tax Matters Agreement (this “Agreement”) is entered into effective as of April 4, 2022, by and between Colfax Corporation, a Delaware corporation (“Colfax”), and ESAB Corporation, a Delaware corporation and a wholly owned subsidiary of Colfax (“ESAB”). Colfax and ESAB are each a “Party” and are sometimes referred to herein collectively as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Section 1 of this Agreement.

RECITALS

WHEREAS, Colfax, acting together with its Subsidiaries, currently conducts the Colfax Business and the ESAB Business;

WHEREAS, Colfax and ESAB have entered into a Separation and Distribution Agreement, dated as of April 4, 2022 (the “Separation Agreement”), pursuant to which the Separation will be consummated;

WHEREAS, pursuant to Section 2.1 of the Separation Agreement, Colfax has contributed equity interests in certain entities to ESAB in exchange for $1,200,000,000 in cash (the “Cash Boot”) and additional shares of ESAB Stock (such exchange, the “Contribution”);

WHEREAS, Colfax intends to distribute approximately ninety percent (90%) of the issued and outstanding ESAB Stock to holders of Colfax Stock (together with the Contribution, the “Distribution”);

WHEREAS, Colfax intends to transfer the Cash Boot to one or more of Colfax’s creditors in satisfaction of its debt (the “Boot Purge”);

WHEREAS, Colfax intends to transfer all or a portion of the ESAB Stock it retains following the Distribution (the “Retained Stake”), if any, to one or more of Colfax’s creditors in satisfaction of its debt (the “Equity-for-Debt Exchange”);

WHEREAS, Colfax intends to distribute the portion of the Retained Stake not transferred in the Equity-for-Debt Exchange, if any, to holders of Colfax Stock (the “Subsequent Distributions”);

WHEREAS, the Parties intend that (i) the Distribution and any Subsequent Distributions, taken together with certain related transactions, qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) any Equity-for-Debt Exchange be treated as a transfer by Colfax of qualified property to its creditors in connection with the reorganization for purposes of Section 361(c)(3) of the Code and (iii) the Boot Purge be treated as a transfer of money by Colfax to its creditors in connection with the reorganization for purposes of Section 361(b)(1)(A) and (b)(3) of the Code (the treatment described in clauses (i) through (iii), the “Intended Tax Treatment”);

WHEREAS, Colfax and ESAB desire to set forth their agreement on the rights and obligations of Colfax and ESAB and the members of the Colfax Group and the ESAB Group, respectively, with respect to (A) the administration and allocation of federal, state, local, and foreign Taxes incurred in Tax Periods beginning prior to the Distribution Date, (B) Taxes resulting from the Distribution and transactions effected in connection therewith and (C) various other Tax matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

Section 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Active Trade or Business” means, with respect to the ESAB SAG, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the ESAB Business as conducted immediately prior to the Distribution by the ESAB SAG.

“Adjusted Grossed-Up Basis” has the meaning set forth in Section 3.04(b) of this Agreement.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (ii) any claim for equitable recoupment or other offset, and (iii) any claim for refund or credit of Taxes previously paid.

“Affiliate” has the meaning set forth in the Separation Agreement.

“Aggregate Deemed Asset Disposition Price” has the meaning set forth in Section 3.04(b) of this Agreement.

“Agreement” means this Tax Matters Agreement.

“Ancillary Agreements” has the meaning set forth in the Separation Agreement; provided, however, that for purposes of this Agreement, this Agreement shall not constitute an Ancillary Agreement.

“Boot Purge” has the meaning set forth in the recitals to this Agreement.

“Business Day” has the meaning set forth in the Separation Agreement.

“Capital Stock” means all classes or series of capital stock of a corporation, including (i) common stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in such corporation for U.S. federal Income Tax purposes.

“Cash Boot” has the meaning set forth in the recitals to this Agreement.

“Closing of the Books Method” means the apportionment of items between portions of a Tax Period based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Tax Period, as if the Distribution Date were the last day of the Tax Period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Tax Period following the Distribution Date, as jointly determined by Colfax and ESAB; provided, however, that with respect to Property Taxes, such apportionment shall be on the basis of elapsed days during the relevant portion of the Tax Period; provided, further, that any items required to be included in the gross income of a United States shareholder (as defined in Section 951(b) of the Code) under Sections 951 or 951A of the Code (or any similar provision of state, local or foreign Tax Law) for a Straddle Period shall be apportioned between the Pre-Distribution Period and Post-Distribution Period as if the taxable year of each member of the Colfax Group and ESAB Group that is a controlled foreign corporation within the meaning of Section 957 of the Code ended on the Distribution Date.

“Code” has the meaning set forth in the recitals to this Agreement.

“Colfax” has the meaning set forth in the preamble to this Agreement.

“Colfax Business” has the meaning set forth in the Separation Agreement.

“Colfax Group” means Colfax and each Person that is a Subsidiary of Colfax (other than ESAB and any member of the ESAB Group).

“Colfax Disqualifying Act” means, with respect to any Specified Separation Taxes, (a) any act, or failure or omission to act, including, without limitation, the breach of any covenant contained herein or in the Tax Materials, by any member of the Colfax Group following the Distribution that results in any Party (or any of its Affiliates) being liable for such Specified Separation Taxes pursuant to a Final Determination, (b) any event (or series of events) involving Capital Stock of Colfax or any assets of any member of the Colfax Group or (c) any failure to be true, inaccuracy in, or breach of any of the representations or statements contained in the Tax Materials to the extent descriptive of or otherwise relating to Colfax or any member of the Colfax Group or the Colfax Business; provided, that no action required by this Agreement, the Separation Agreement or any Ancillary Agreement shall be considered a Colfax Disqualifying Act.

“Colfax Separate Return” means any Tax Return of or including any member of the Colfax Group (including any consolidated, combined or unitary return) that does not include any member of the ESAB Group.

“Colfax Sharing Percentage” means fifty percent (50%).

“Colfax Stock” has the meaning set forth in the Separation Agreement.

“Contribution” has the meaning set forth in the recitals to this Agreement.

“Controlling Party” has the meaning set forth in Section 9.02(c) of this Agreement.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Effective Time” has the meaning set forth in the Separation Agreement.

“Employee Matters Agreement” means that Employee Matters Agreement, by and between Colfax and ESAB, dated as of April 4, 2022.

“Equity-for-Debt Exchange” has the meaning set forth in the recitals to this Agreement.

“ESAB” has the meaning provided in the preamble to this Agreement.

“ESAB Business” has the meaning set forth in the Separation Agreement.

“ESAB Carryback” means any net operating loss, net capital loss, excess Tax credit, or other similar Tax item of any member of the ESAB Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“ESAB Disqualifying Act” means, with respect to any Specified Separation Taxes, (a) any act, or failure or omission to act, including, without limitation, the breach of any covenant contained herein or in the Tax Materials, by any member of the ESAB Group following the Distribution that results in any Party (or any of its Affiliates) being liable for such Specified Separation Taxes pursuant to a Final Determination, regardless of whether such act or failure to act is covered by a Post-Distribution Ruling or Unqualified Tax Opinion, (b) any event (or series of events) involving Capital Stock of ESAB or any assets of any member of the ESAB Group, or (c) any failure to be true, inaccuracy in, or breach of any of the representations or statements contained in the Tax Materials to the extent descriptive of or otherwise relating to ESAB or any member of the ESAB Group or the ESAB Business; provided, that no action required by this Agreement, the Separation Agreement or any Ancillary Agreement shall be considered an ESAB Disqualifying Act.

“ESAB Equity Awards” means options, share appreciation rights, restricted shares, share units or other compensatory rights with respect to ESAB Stock.

“ESAB Group” means ESAB and each Person that will be a Subsidiary of ESAB as of immediately after the Effective Time.

“ESAB SAG” means the separate affiliated group of ESAB, within the meaning of Section 355(b)(3)(B) of the Code.

“ESAB Sharing Percentage” means 100 percent (100%) minus the Colfax Sharing Percentage.

“ESAB Stock” has the meaning set forth in the Separation Agreement.

“ESAB Separate Return” means any Tax Return of or including any member of the ESAB Group (including any consolidated, combined or unitary return) that does not include any member of the Colfax Group.

“ESAB Unitary State Return” means any unitary state Tax Return filed by Colfax that (other than Colfax) includes only members of the ESAB Group.

“Final Allocation” has the meaning set forth in Section 3.06(b) of this Agreement.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for any Tax Period, (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or foreign taxing jurisdiction, except that an IRS Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or foreign taxing jurisdiction; (iv) by any allowance of a refund or credit in respect of an overpayment of a Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (v) by a final settlement resulting from a treaty-based competent authority determination; or (vi) by any other final disposition, including by reason of the expiration of the applicable statute of limitations, the execution of a pre-filing agreement with the IRS or other Tax Authority, or by mutual agreement of the Parties.

“Governmental Authority” has the meaning set forth in the Separation Agreement.

“Group” means (a) with respect to Colfax, the Colfax Group, and (b) with respect to ESAB, the ESAB Group, as the context requires.

“Income Tax” means all U.S. federal, state, local and foreign income, franchise or similar Taxes imposed on (or measured by) net income or net profits, and any interest, penalties, additions to Tax or additional amounts in respect of the foregoing.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Interest Rate” means, with respect to a date, the rate per annum in effect for such date for underpayments under Section 6621 of the Code.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“Joint Return” means any Tax Return (other than an ESAB Unitary State Return) that includes, by election or otherwise, one or more members of the Colfax Group together with one or more members of the ESAB Group.

“Law” has the meaning set forth in the Separation Agreement.

“Loss” has the meaning set forth in Section 5.02 of this Agreement.

“Non-Controlling Party” has the meaning set forth in Section 9.02(c) of this Agreement.

“Notified Action” shall have the meaning set forth in Section 6.03(a) of this Agreement.

“Other Separation Taxes” means any Taxes imposed on the Colfax Group or the ESAB Group in connection with the transactions comprising the Separation, other than Specified Separation Taxes.

“Parties” and “Party” have the meaning set forth in the preamble to this Agreement.

“Past Practices” has the meaning set forth in Section 3.03(a) of this Agreement.

“Payment Date” means, with respect to a Tax Return, (A) the due date for any required installment of estimated Taxes, (B) the due date (determined without regard to extensions) for filing such Tax Return, or (C) the date such Tax Return is filed, as the case may be.

“Payor” has the meaning set forth in Section 4.02(a) of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal Income Tax purposes.

“Post-Distribution Period” means any Tax Period beginning after the Distribution Date and, in the case of any Straddle Period, the portion of such Tax Period beginning on the day after the Distribution Date.

“Post-Distribution Ruling” has the meaning set forth in Section 6.01(b) of this Agreement.

“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on and including the Distribution Date.

“Pre-Distribution Ruling” means any U.S. federal income Tax ruling and any supplements thereto, issued before the Distribution to Colfax by the IRS in connection with the Distribution and any related transactions.

“Pre-Distribution Ruling Request” means any information provided by Colfax or its Tax Advisors to the IRS in connection with a Pre-Distribution Ruling.

“Prior Group” means any group that filed or was required to file (or will file or be required to file) a Tax Return, for a Tax Period or portion thereof ending at or prior to the close of the Distribution Date, on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the ESAB Group.

“Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations § 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by ESAB management or shareholders, is a hostile acquisition, or otherwise, as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, any shares of Capital Stock in ESAB that would, when combined with any other post-Distribution direct or indirect acquisitions or changes in ownership of the Capital Stock in ESAB for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, aggregate to five percent (5%) or more of the total combined value or voting power of all outstanding shares of Capital Stock of ESAB as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction in such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by ESAB of a shareholder rights plan, (ii) issuances by ESAB that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations § 1.355-7(d), including such issuances net of exercise price and/or tax withholding (provided, however, that any sale of such stock in connection with a net exercise or tax withholding is not exempt under this clause (ii) unless it satisfies the requirements of Safe Harbor VII of Treasury Regulations § 1.355-7(d)), or (iii) acquisitions that satisfy Safe Harbor VII of Treasury Regulations § 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. For purposes of this definition, each reference to ESAB shall include a reference to any entity treated as a successor thereto. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Proposed Allocation” shall have the meaning set forth in Section 3.06(b) of this Agreement.

“Protective Section 336(e) Election” has the meaning set forth in Section 3.04(a) of this Agreement.

“Representation Letter” means the officer’s certificate and any other materials delivered or deliverable by Colfax, and any of its Affiliates, in connection with the rendering by Tax Advisors of the Tax Advice.

“Required Party” has the meaning set forth in Section 4.02(a) of this Agreement.

“Responsible Party” means, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return under this Agreement.

“Retained Stake” has the meaning set forth in the recitals to this Agreement.

“Retention Date” has the meaning set forth in Section 8.01 of this Agreement.

“Section 336(e) Allocation Statement” has the meaning set forth in Section 3.04(b) of this Agreement.

“Section 336(e) Tax Benefit Percentage” means , with respect to any Specified Separation Taxes and Tax-Related Losses related to the Distribution, the percentage equal to one hundred percent (100%) minus the percentage of such Specified Separation Taxes and Tax-Related Losses related to the Distribution for which Colfax is entitled to indemnification under this Agreement.

“Separation” means, collectively, all of the transactions undertaken to separate the ESAB Business from the Colfax Business in connection with and prior to the Distribution.

“Separation Agreement” has the meaning set forth in the recitals to this Agreement.

“Specified Separation Taxes” means any and all cash Taxes incurred by the Colfax Group or the ESAB Group as a result of the failure of the Intended Tax Treatment; provided, for the avoidance of doubt, that Specified Separation Taxes shall not include the use of or diminution in value of any Tax Attribute.

“Straddle Period” means any Tax Period that begins before and ends after the Distribution Date.

“Subsequent Distributions” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Substantial Authority” has the meaning set forth in Section 3.03(a) of this Agreement.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, escheat, alternative minimum, universal service fund, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any Governmental Authority or political subdivision thereof, and any interest, penalty, additions to tax or additional amounts in respect of the foregoing.

“Tax Advice” means any opinions or memoranda of Tax Advisors deliverable to Colfax in connection with the Distribution.

“Tax Advisor” means a Tax counsel or accountant, in each case of recognized national standing.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign Tax credit, excess charitable contribution, general business credit, research and development credit, earnings and profits, basis, or any other Tax Item that could reduce a Tax or create a Tax Benefit.

“Tax Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit, or other item that causes reduction in otherwise required liability for Taxes.

“Tax Contest” means an audit, review, examination, contest, litigation, investigation or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Law” means the Law of any Governmental Authority or political subdivision thereof relating to any Tax.

“Tax Materials” means all Pre-Distribution Rulings, Pre-Distribution Ruling Requests, the Tax Advice, the Representation Letter and any other materials delivered or deliverable or information provided by Colfax or ESAB, or their respective Tax Advisors or Affiliates, in connection with the issuance of any Pre-Distribution Ruling or the Tax Advice.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any (i) Tax Returns, (ii) Tax Return workpapers, (iii) documentation relating to any Tax Contests, and (iv) any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) maintained or required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority, in each case filed or required to be filed with respect to or otherwise relating to Taxes.

“Tax-Related Losses” means, with respect to any Specified Separation Taxes, (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Specified Separation Taxes, as well as any other out-of-pocket costs incurred in connection with such Specified Separation Taxes; and (ii) all costs, expenses and damages associated with shareholder litigation or controversies and any amount paid by Colfax (or any Colfax Affiliate) or ESAB (or any ESAB Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority.

“Tax Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Third Party” means any Person other than the Parties or any of their respective Subsidiaries.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is reasonably acceptable to Colfax, on which Colfax may rely to the effect that a transaction will not adversely affect the Intended Tax Treatment. Any such opinion must assume that the Distribution, any Subsequent Distributions, the Equity-for-Debt-Exchange and the Boot Purge would have qualified for the Intended Tax Treatment if the transaction in question did not occur.

Section 2. Allocation of Tax Liabilities and Tax-Related Losses.

Section 2.01 General Rule.

(a) Colfax Liability. Except with respect to Taxes and Tax-Related Losses described in Section 2.01(b) of this Agreement, Colfax shall be liable for, and shall indemnify and hold harmless the ESAB Group from and against any liability for:

(i) Taxes that are allocated to Colfax under this Section 2;

(ii) any Taxes resulting from a breach of any of Colfax’s covenants in this Agreement, the Separation Agreement or any Ancillary Agreement;

(iii) Specified Separation Taxes and Tax-Related Losses that are allocated to Colfax under Section 6.04(a) of this Agreement;

(iv) Other Separation Taxes for which any member of the Colfax Group is primarily liable under applicable Tax Law determined as if each member of the Colfax Group and each member of the ESAB Group filed its own separate Tax Returns rather than being included on Tax Returns of any consolidated, combined, unitary or similar group; and

(v) Taxes imposed on ESAB or any member of the ESAB Group pursuant to the provisions of Treasury Regulations § 1.1502-6 (or similar provisions of state, local, or foreign Tax Law) as a result of any such member being or having been a member of a Prior Group.

(b) ESAB Liability. ESAB shall be liable for, and shall indemnify and hold harmless the Colfax Group from and against any liability for:

(i) Taxes which are allocated to ESAB under this Section 2;

(ii) any Taxes resulting from a breach of any of ESAB’s covenants in this Agreement, the Separation Agreement or any Ancillary Agreement;

(iii) any Specified Separation Taxes and Tax-Related Losses that are allocated to ESAB under Section 6.04(a) of this Agreement; and

(iv) Other Separation Taxes for which any member of the ESAB Group is primarily liable under applicable Tax Law determined as if each member of the Colfax Group and each member of the ESAB Group filed its own separate Tax Returns rather than being included on Tax Returns of any consolidated, combined, unitary or similar group.

Section 2.02 General Allocation Principles. Except as otherwise provided in this Section 2 or in Section 6.04(a) of this Agreement, all Taxes shall be allocated as follows:

(a) Allocation of Taxes for Joint Returns.

(i) Colfax shall be responsible for all Taxes reported, or required to be reported, on any Joint Return that any member of the Colfax Group files or is required to file under the Code or other applicable Tax Law; provided, however, that to the extent any such Joint Return includes any Tax Items attributable to any member of the ESAB Group or to the ESAB Business for any Post-Distribution Period, ESAB shall be responsible for all Taxes attributable to such Tax Items, computed in a manner reasonably determined by Colfax.

(ii) Notwithstanding Section 2.02(a)(i), Colfax shall be responsible for the Colfax Sharing Percentage and ESAB shall be responsible for the ESAB Sharing Percentage of any increase in the amount of cash Taxes paid, or required to be paid, with respect to any Joint Return for a Tax Period ending prior to the Distribution Date as a result of any adjustment or redetermination or otherwise in connection with any Tax Contest relating to such Joint Return.

(b) Allocation of Taxes for Separate Returns.

(i) Colfax shall be responsible for all Taxes reported, or required to be reported, on a Colfax Separate Return.

(ii) ESAB shall be responsible for all Taxes reported, or required to be reported, on an ESAB Separate Return.

(c) Allocation of Taxes for ESAB Unitary State Returns. ESAB shall be responsible for all Taxes reported, or required to be reported, on an ESAB Unitary State Return; provided, however, that to the extent any such ESAB Unitary State Return includes any Tax Item attributable to any member of the Colfax Group or to the Colfax Business, Colfax shall be responsible for all Taxes attributable to such Tax Items, computed in a manner reasonably determined by Colfax. For the avoidance of doubt, Colfax shall be liable for all Taxes resulting for any disallowance of deductions for interest paid by Colfax reported on any such Tax Return for any Pre-Distribution Period.

(d) Taxes Not Reported on Tax Returns.

(i) Colfax shall be responsible for any Tax attributable to any member of the Colfax Group or to the Colfax Business that is not required to be reported on a Tax Return.

(ii) ESAB shall be responsible for any Tax attributable to any member of the ESAB Group or to the ESAB Business that is not required to be reported on a Tax Return.

(e) Allocation of Installment Payments Under Section 965(h). Colfax shall be responsible for the Colfax Sharing Percentage and ESAB shall be responsible for the ESAB Sharing Percentage of all installment payments, including any acceleration thereof, payable by any member of the Colfax Group or the ESAB Group as a result of an election made pursuant to Section 965(h) of the Code in any Pre-Distribution Period.

Section 2.03 Allocation Conventions.

(a) All Taxes allocated pursuant to Section 2.02 of this Agreement shall be allocated in accordance with the Closing of the Books Method; provided, however, that if applicable Tax Law does not permit an ESAB Group member to close its Tax Period on the Distribution Date, the Tax attributable to the operations of the members of the ESAB Group for any Pre-Distribution Period shall be the Tax computed using the Closing of the Books Method.

(b) Any Tax Item of any member of the Colfax Group or ESAB Group arising from a transaction engaged in outside of the ordinary course of business on the Distribution Date after the Effective Time shall be properly allocable to such member’s Group and any such transaction occurring after the Effective Time shall be treated for all Tax purposes (to the extent permitted by applicable Tax Law) as occurring at the beginning of the day following the Distribution Date in accordance with the principles of Treasury Regulation § 1.1502-76(b) or any similar provisions of state, local or foreign Law.

Section 3. Preparation and Filing of Tax Returns.

Section 3.01 Colfax Separate Returns, Joint Returns and ESAB Unitary State Returns.

(a) Colfax shall prepare and file, or cause to be prepared and filed, all Colfax Separate Returns, Joint Returns and ESAB Unitary State Returns, and each member of the ESAB Group to which any such Joint Return or ESAB Unitary State Return relates shall execute and file such consents, elections and other documents as Colfax may determine, after consulting with ESAB in good faith, are required or appropriate, or otherwise requested by Colfax in connection with the filing of such Joint Return or ESAB Unitary State Return. ESAB will elect and join, and will cause its respective Affiliates to elect and join, in filing any Joint Returns and ESAB Unitary State Returns that Colfax determines are required to be filed or that Colfax elects to file, in each case pursuant to this Section 3.01(a).

(b) With respect to any Joint Return or ESAB Unitary State Return that could reasonably be expected to materially adversely affect any member of the ESAB Group or that includes any Taxes for which ESAB could reasonably be expected to be responsible under the provisions of this Section 2, Colfax shall submit a draft of the portion of such Tax Return that pertains to the ESAB Group and an estimate (describing in reasonable detail the particulars relating thereto) of the amount of such Taxes shown thereon for which ESAB is responsible under the provisions of this Section 2 to ESAB at least thirty (30) days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), ESAB shall have the right to review such Tax Return and estimate and to submit to Colfax any reasonable changes to such Tax Return and estimate no later than fifteen (15) days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), and Colfax shall accept any such reasonable changes; provided, however, that nothing herein shall prevent Colfax from timely filing (or causing to be timely filed) such Tax Return. The Parties agree to consult and to attempt to resolve in good faith any issues arising as a result of the review of any such Tax Return.

(c) The Parties and their respective Affiliates shall elect to close the Tax Period of each ESAB Group member on the Distribution Date, to the extent permitted by applicable Tax Law.

Section 3.02 ESAB Separate Returns. ESAB shall prepare and file (or cause to be prepared and filed) all ESAB Separate Returns. With respect to any ESAB Separate Return that could reasonably be expected to adversely affect any member of the Colfax Group, ESAB shall submit a draft of such Tax Return to Colfax at least thirty (30) days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), Colfax shall have the right to review such Tax Return and to submit to ESAB any reasonable changes to such Tax Return no later than fifteen (15) days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), and ESAB shall accept any such reasonable changes; provided, however, that nothing herein shall prevent ESAB from timely filing (or causing to be timely filed) such Tax Return. The Parties agree to consult and to attempt to resolve in good faith any issues arising as a result of the review of any such Tax Return.

Section 3.03 Tax Reporting Practices.

(a) General Rule. Except as provided in Section 3.03(b) of this Agreement, Colfax shall prepare any Joint Return (with respect to a Straddle Period) and any ESAB Unitary State Return in accordance with past practices, permissible accounting methods, elections or conventions (“Past Practices”) used by the members of the Colfax Group and the members of the ESAB Group prior to the Distribution Date with respect to such Tax Return; provided, however, that to the extent the Parties jointly determine that there is not at least “substantial authority,” within the meaning of Section 6662(d)(2)(B)(i) of the Code, or any similar provision of applicable state, local or foreign Tax law (“Substantial Authority”) for the use of such Past Practices or any items, methods or positions are not covered by Past Practices, then Colfax shall prepare such Tax Return in accordance with reasonable Tax accounting practices selected by Colfax. With respect to any Tax Return that ESAB has the obligation and right to prepare, or cause to be prepared, under this Section 3, to the extent such Tax Return could affect Colfax and relates to a Pre-Distribution Period, such Tax Return shall be prepared in accordance with Past

Practices used by the members of the Colfax Group and the members of the ESAB Group prior to the Distribution Date with respect to such Tax Return; provided, however, that to the extent the Parties jointly determine that there is not at least Substantial Authority for the use of such Past Practices or any items, methods or positions are not covered by Past Practices, such Tax Return shall be prepared in accordance with reasonable Tax accounting practices selected by ESAB.

(b) Consistency with Intended Tax Treatment. The Parties shall prepare all Tax Returns consistent with the Intended Tax Treatment unless, and then only to the extent, an alternative position is required pursuant to a Final Determination.

Section 3.04 Protective Section 336(e) Elections.

(a) General. The Parties hereby agree that, if Colfax shall determine in its sole discretion, prior to the applicable due dates of such elections, that the Parties should make protective elections under Section 336(e) of the Code (and any similar provision of applicable state or local Tax Law) with respect to the Distribution for ESAB and each member of the ESAB Group that is a domestic corporation for U.S. federal Income Tax purposes (the “Protective Section 336(e) Elections”), then the Parties shall enter into a written, binding agreement to make the Protective Section 336(e) Elections, and the Parties shall timely make the Protective Section 336(e) Elections in accordance with Treasury Regulations § 1.336-2(h). For the avoidance of doubt, such agreement is intended to constitute a written, binding agreement to make the Protective Section 336(e) Elections within the meaning of Treasury Regulations § 1.336-2(h)(1)(i).

(b) Cooperation and Reporting. Colfax and ESAB shall cooperate in making the Protective Section 336(e) Elections, if any, including filing any statements, amending any Tax Returns or undertaking such other actions reasonably necessary to carry out the Protective Section 336(e) Elections. Colfax shall determine the “Aggregate Deemed Asset Disposition Price” and the “Adjusted Grossed-Up Basis” (each as defined under applicable Treasury Regulations) and the allocation of such Aggregate Deemed Asset Disposition Price and Adjusted Grossed-Up Basis among the disposition date assets of the applicable member or members of the Colfax Group or ESAB Group, each in accordance with the applicable provisions of Section 336(e) of the Code and applicable Treasury Regulations (the “Section 336(e) Allocation Statement”). Colfax shall submit a draft of the Section 336(e) Allocation Statement to ESAB and accept any reasonable changes thereto requested by ESAB no later than sixty (60) days following ESAB’s receipt of such draft. Each Party agrees not to take any position (and to cause each of its Affiliates not to take any position) that is inconsistent with the Protective Section 336(e) Elections, including the Section 336(e) Allocation Statement, on any Tax Return, in connection with any Tax Contest or for any other Tax purposes (in each case, excluding any position taken for financial accounting purposes), except as may be required by a Final Determination.

(c) Tax Benefit Payments by ESAB. In the event that the Distribution fails to qualify for the Intended Tax Treatment and Colfax is not entitled to indemnification for one hundred percent (100%) of any Specified Separation Taxes and Tax-Related Losses relating to the Distribution arising from such failure, Colfax shall be entitled to quarterly payments from ESAB equal to the Section 336(e) Tax Benefit Percentage of the actual Tax savings if, as and when realized by the ESAB Group arising from the step up in Tax basis (including, for the avoidance of doubt, any such step up attributable to payments made pursuant to this Section 3.04(c)) resulting from the Protective Section 336(e) Election, determined on a “with and without” basis (treating any deductions or amortization attributable to the step up in Tax basis resulting from the Protective 336(e) Election, or any other recovery of such step up, as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryforwards); provided, however, that such payments: (i) shall be reduced by all reasonable costs incurred by any member of the ESAB Group to amend any Tax Returns or other governmental filings related to such Protective Section 336(e) Election and (ii) shall not exceed the amount of any Specified Separation Taxes and Tax-Related Losses relating to the Distribution incurred by the Colfax Group (not taking into account this Section 3.04(c)) as a result of such failure for which Colfax is not entitled to indemnification under this Agreement.

Section 3.05 ESAB Carrybacks and Claims for Refund.

(a) ESAB hereby agrees that, unless Colfax consents in writing (which consent may not be unreasonably withheld, conditioned, or delayed) or as required by Law, (i) no member of the ESAB Group (nor its successors) shall file any Adjustment Request with respect to any Tax Return that could affect any Joint Return or any other Tax Return reflecting Taxes that are allocated to Colfax under Section 2 and (ii) any available elections to waive the right to claim any ESAB Carryback in any Joint Return or any other Tax Return reflecting Taxes that are allocated to Colfax under Section 2 shall be made, and no affirmative election shall be made to claim any such ESAB Carryback. In the event that ESAB (or the appropriate member of the ESAB Group) is prohibited by applicable Law from waiving or otherwise foregoing an ESAB Carryback or Colfax consents to an ESAB Carryback (which consent may not be unreasonably withheld, conditioned, or delayed), Colfax shall cooperate with ESAB, at ESAB’s expense, in seeking from the appropriate Tax Authority such Tax Benefit as reasonably would result from such ESAB Carryback, to the extent that such Tax Benefit is directly attributable to such ESAB Carryback, and shall pay over to ESAB the amount of such Tax Benefit within ten (10) Business Days after such Tax Benefit is recognized by the Colfax Group; provided, however, that ESAB shall indemnify and hold the members of the Colfax Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such ESAB Carryback, including, without limitation, the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the Colfax Group if (i) such Tax Attributes expire unused, but would have been utilized but for such ESAB Carryback, or (ii) the use of such Tax Attributes is postponed to a later Tax Period than the Tax Period in which such Tax Attributes would have been used but for such ESAB Carryback.

(b) Colfax hereby agrees that, unless ESAB consents in writing (which consent may not be unreasonably withheld, conditioned, or delayed) or as required by Law, no member of the Colfax Group shall file any Adjustment Request with respect to any ESAB Separate Return or ESAB Unitary State Return or with respect to any Joint Return if such Adjustment Request could reasonably be expected to materially adversely affect any member of the ESAB Group result in any Taxes for which ESAB could reasonably be expected to be responsible under the provisions of Section 2.

Section 3.06 Apportionment of Tax Attributes.

(a) Tax Attributes arising in a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attributes will inure to) the members of the Colfax Group and the members of the ESAB Group in accordance with the Code, Treasury Regulations, and any other applicable Tax Law, and, in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Attributes shall be allocated to the legal entity that created such Tax Attributes.

(b) On or before December 31, 2022, Colfax shall deliver to ESAB its determination in writing of the portion, if any, of any earnings and profits, Tax Attributes, overall foreign loss or other affiliated, consolidated, combined, unitary, fiscal unity or other group basis Tax Attribute which is allocated or apportioned to the members of the ESAB Group under applicable Tax Law and this Agreement (“Proposed Allocation”). ESAB shall have sixty (60) days to review the Proposed Allocation and provide Colfax any comments with respect thereto. Colfax shall accept any such comments that are reasonable, and such resulting determination will become final (“Final Allocation”). All members of the Colfax Group and ESAB Group shall prepare all Tax Returns in accordance with the Final Allocation. In the event of an adjustment to the earnings and profits, any Tax Attributes, overall foreign loss or other affiliated, consolidated, combined, unitary, fiscal unity or other group basis attribute, Colfax shall promptly notify ESAB in writing of such adjustment. For the avoidance of doubt, Colfax shall not be liable to any member of the ESAB Group for any failure of any determination under this Section 3.06(b) to be accurate under applicable Tax Law; provided such determination was made in good faith.

(c) Except as otherwise provided herein, to the extent that the amount of any Tax Attribute is later reduced or increased by a Tax Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 3.06(a) of this Agreement, as agreed by the Parties.

Section 4. Tax Payments.

Section 4.01 Taxes Shown on Tax Returns. Colfax shall pay (or cause to be paid) to the proper Tax Authority the Tax shown as due on any Tax Return that a member of the Colfax Group is responsible for preparing under Section 3 of this Agreement, and ESAB shall pay (or cause to be paid) to the proper Tax Authority the Tax shown as due on any Tax Return that a member of the ESAB Group is responsible for preparing under Section 3 of this Agreement. Unless the Parties agree to an alternative payment arrangement, at least seven (7) Business Days prior to any Payment Date for any Joint Return (with respect to a Straddle Period) or ESAB Unitary State Return, ESAB shall pay to Colfax the amount ESAB is responsible for under the provisions of Section 2 as calculated pursuant to this Agreement.

Section 4.02 Indemnification Payments.

(a) Except as provided in the last sentence of Section 4.01 of this Agreement, if any Party (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Party (the “Required Party”) is liable for under this Agreement, including in the case of any adjustment pursuant to a Final Determination with respect to any Tax, the Required Party shall reimburse the Payor within ten (10) Business Days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Except as otherwise provided in the following sentence, the Required Party shall also pay to the Payor any reasonable costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses) within ten (10) Business Days after the Payor’s written demand therefor, accompanied by evidence of payment and a statement detailing the amounts paid and describing in reasonable detail the particulars relating thereto. If and to the extent any Specified Separation Taxes are determined regarding the failure of the Intended Tax Treatment, the Party allocated responsibility for Tax-Related Losses associated with such Specified Separation Taxes under Section 2.01 of this Agreement shall pay such Tax-Related Losses to Colfax (if such responsible Party is ESAB) or ESAB (if such responsible Party is Colfax) within ten (10) Business Days after written demand therefor, accompanied by evidence of payment and a statement detailing the amounts paid and describing in reasonable detail the particulars relating thereto. Notwithstanding the foregoing, if Colfax or ESAB disputes in good faith the fact or the amount of its obligation hereunder, then no payment of the amount in dispute shall be required until any such good faith dispute is resolved; provided, however, that any amount not paid by the due date otherwise provided in this Section 4 shall bear interest from such due date computed at the Interest Rate with respect to such due date or the maximum rate permitted by Law, whichever is less.

(b) All indemnification payments under this Agreement shall be made by Colfax directly to ESAB and by ESAB directly to Colfax; provided, however, that if the Parties mutually agree for administrative convenience with respect to any such indemnification payment, any member of the Colfax Group, on the one hand, may make such indemnification payment to any member of the ESAB Group, on the other hand, and vice versa.

Section 5. Tax Benefits.

Section 5.01 Tax Refunds. Colfax shall be entitled (subject to the limitations provided in Section 3.05 of this Agreement) to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which Colfax is liable hereunder, and ESAB shall be entitled (subject to the limitations provided in Section 3.05 of this Agreement) to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which ESAB is liable hereunder. Colfax shall be entitled to the Colfax Sharing Percentage and ESAB shall be entitled to the ESAB Sharing Percentage of any cash refunds (and any interest thereon received from the applicable Tax Authority) of Taxes reported on any Joint Return for any Tax Period ending prior to the Distribution Date as a result of any Tax Contest.

Section 5.02 Other Tax Benefits.

(a) If a member of the ESAB Group or Colfax Group actually realizes any Tax Benefit, as a result of any liability, obligation, loss or payment (each, a “Loss”) for which a member of one Party’s Group is required to indemnify any member of the other Party’s Group pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement (in each case, without duplication of any amounts payable or taken into account under this Agreement, the Separation Agreement or any Ancillary Agreement), and such Tax Benefit would not have arisen but for such adjustment or Loss (determined on a “with and without” basis), the Party whose Group actually recognizes such Tax Benefit in the Tax Period of the applicable Loss shall make a payment to the Party who provided the indemnity in an amount equal to the amount of such actually recognized Tax Benefit in cash within thirty (30) Business Days of actually recognizing such Tax Benefit. To the extent that any Tax Benefit (or portion thereof) in respect of which any amounts were paid over pursuant to the foregoing provisions of this Section 5.02(a) is subsequently disallowed by the applicable Tax Authority, the Party that received such amounts shall repay such amounts (together with any penalties, interest or other charges imposed by the relevant Tax Authority) to the other Party.

(b) No later than ten (10) Business Days after a Tax Benefit described in Section 5.02(a) is actually recognized by a member of the Colfax Group or a member of the ESAB Group in the Tax Period of the applicable Loss, Colfax or ESAB, as the case may be, shall provide the other Party with a written calculation of the amount payable to such other Party pursuant to Section 5.02(a). In the event that Colfax or ESAB, as the case may be, disagrees with any such calculation described in this Section 5.02(b), such Party shall so notify the other Party in writing within ten (10) Business Days of receiving such written calculation. The Parties shall endeavor in good faith to resolve such disagreement.

Section 6. Intended Tax Treatment.

Section 6.01 Restrictions on Members of the ESAB Group.

(a) ESAB will not, and will not permit any other member of the ESAB Group to, take or fail to take, as applicable, (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Materials, (ii) any action where such action or failure to act could reasonably be expected to adversely affect the Intended Tax Treatment or (iii) without the prior written consent of Colfax (not to be unreasonably withheld, conditioned or delayed) any position on a Tax Return if taking or failing to take such position, as applicable, is not required by applicable Tax Law and could reasonably be expected to materially adversely affect any member of the Colfax Group.

(b) ESAB and each other member of the ESAB Group agrees that, from the Distribution Date until the first Business Day after the two-year anniversary of the Distribution Date:

(i) ESAB will continue and cause to be continued the Active Trade or Business of the ESAB SAG;

(ii) ESAB will not enter into any Proposed Acquisition Transaction or, to the extent ESAB or any other member of the ESAB Group has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (C) approving any Proposed Acquisition

Transaction, whether for purposes of Section 203 of the General Corporation Law of the State of Delaware or any similar corporate statute, any “fair price” or other provision of the charter or bylaws of ESAB, (D) amending its certificate of incorporation to declassify its board of directors or approving any such amendment, or (E) otherwise);

(iii) ESAB will not, nor will it agree to, merge, consolidate or amalgamate with any other Person, unless, in the case of a merger, consolidation, ESAB is the survivor of the merger or consolidation;

(iv) ESAB will not in a single transaction or series of transactions sell, transfer or otherwise dispose of (including any transaction treated for U.S. federal Income Tax purposes as a sale, transfer or disposition), or permit any other member of the ESAB Group to sell, transfer or otherwise dispose of, thirty percent (30%) or more of the gross assets of the Active Trade or Business (such percentage to be measured based on fair market value as of the Distribution Date), in each case other than (A) sales, transfers or other dispositions of assets in the ordinary course of business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal Income Tax purposes, (D) any mandatory or optional repayment (or pre-payment) of any indebtedness of ESAB or any member of the ESAB Group, or (E) any sales, transfers or other dispositions of assets within the ESAB SAG;

(v) ESAB will not redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock, of ESAB, except (A) to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (B) to the extent reasonably necessary to pay the total tax liability arising from the vesting of an ESAB Equity Award, or (C) through a net exercise of an ESAB Equity Award;

(vi) ESAB will not amend, or permit any other member of the ESAB Group to amend, its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Capital Stock of ESAB (including, without limitation, through the conversation of one class of Capital Stock of ESAB into another class of Capital Stock of ESAB); and

(vii) ESAB will not take, or permit any other member of the ESAB Group to take, any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Materials) which in the aggregate (and taking into account any other transactions described in this subparagraph (b)) would reasonably be expected to result in a failure to preserve the Intended Tax Treatment;

unless prior to taking any such action set forth in the foregoing clauses (i) through (vii), (A) ESAB shall have obtained a ruling from the IRS to the effect that a transaction will not affect the Intended Tax Treatment (a “Post-Distribution Ruling”), and Colfax shall have received such a Post-Distribution Ruling in form and substance satisfactory to Colfax in its reasonable discretion, (B) ESAB shall have provided Colfax with an Unqualified Tax Opinion in form and substance satisfactory to Colfax in its reasonable discretion or (C) Colfax shall have waived the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion. In determining whether any Post-Distribution Ruling or Unqualified Tax Opinion is in form and substance satisfactory to Colfax in its reasonable discretion, Colfax (I) may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations used as a basis for such Post-Distribution Ruling or Unqualified Tax Opinion and (II) must exercise such discretion in good faith solely to preserve the Intended Tax Treatment.

Section 6.02 Restrictions on Members of the Colfax Group. Colfax will not, and will not permit any other member of the Colfax Group to, take or fail to take, as applicable, any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Materials. Colfax agrees that it will not take or fail to take, or permit any member of the Colfax Group, as the case may be, to take or fail to take, any action where such action or failure to act could reasonably be expected to adversely affect the Intended Tax Treatment.

Section 6.03 Procedures Regarding Opinions and Post-Distribution Rulings.

(a) If ESAB notifies Colfax that it desires to take one of the actions described in Section 6.01(b) of this Agreement (a “Notified Action”), Colfax shall cooperate with ESAB and use its commercially reasonable efforts to seek to obtain a Post-Distribution Ruling or Unqualified Tax Opinion for the purpose of permitting ESAB to take the Notified Action unless Colfax shall have waived the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion. If such a Post-Distribution Ruling is to be sought, Colfax shall apply for such Post-Distribution Ruling and Colfax and ESAB shall jointly control the process of obtaining such Post-Distribution Ruling. In no event shall Colfax be required to file any request for a Post-Distribution Ruling under this Section 6.03(a) unless ESAB represents that (i) it has read such request, and (ii) all information and representations, if any, relating to any member of the ESAB Group, contained in such request documents are (subject to any qualifications therein) true, correct and complete. ESAB shall reimburse Colfax for all reasonable costs and expenses incurred by the Colfax Group in connection with such cooperation within ten (10) Business Days after receiving an invoice from Colfax therefor, accompanied by evidence of payment and a statement detailing the amounts paid and describing in reasonable detail the particulars relating thereto.

(b) Colfax shall have the right to obtain a Post-Distribution Ruling or tax opinion at any time in its sole and absolute discretion. If Colfax determines to obtain a Post-Distribution Ruling or tax opinion, ESAB shall (and shall cause its Affiliates to) cooperate with Colfax and take any and all actions reasonably requested by Colfax in connection with obtaining the Post-Distribution Ruling or tax opinion (including, without limitation, by making any reasonable representation or covenant or providing any materials or information requested by the IRS or any Tax Advisor). Colfax shall reimburse ESAB for all reasonable costs and expenses incurred by the ESAB Group in connection with such cooperation within ten (10) Business Days after receiving an invoice from ESAB therefor, accompanied by evidence of payment and a statement detailing the amounts paid and describing in reasonable detail the particulars relating thereto.

(c) Following the Effective Time, ESAB shall not, nor shall ESAB permit any of its Affiliates to, seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Separation (including the impact of any transaction on the Intended Tax Treatment) without obtaining Colfax’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.04 Liability for Specified Separation Taxes and Tax-Related Losses.

(a) In the event that Specified Separation Taxes become due and payable to a Tax Authority pursuant to a Final Determination, then, notwithstanding anything to the contrary in this Agreement:

(i) if such Specified Separation Taxes are attributable to an ESAB Disqualifying Act, then ESAB shall be responsible for such Specified Separation Taxes and corresponding Tax-Related Losses;

(ii) if such Specified Separation Taxes are attributable to a Colfax Disqualifying Act, then Colfax shall be responsible for such Specified Separation Taxes and corresponding Tax-Related Losses; and

(iii) if such Specified Separation Taxes are attributable to both an ESAB Disqualifying Act and a Colfax Disqualifying Act, or are not attributable to either an ESAB Disqualifying Act or a Colfax Disqualifying Act, then Colfax shall bear the Colfax Sharing Percentage and ESAB shall the ESAB Sharing Percentage of such Specified Separation Taxes and corresponding Tax-Related Losses.

(b) ESAB shall pay Colfax the amount of any Specified Separation Taxes for which ESAB is responsible under this Section 6.04 as a result of a Final Determination no later than two (2) Business Days after the date such Specified Separation Taxes are determined as a result of a Final Determination to be due.

Section 7. Assistance and Cooperation.

Section 7.01 Assistance and Cooperation.

(a) The Parties shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Parties and their Affiliates, including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to any other Party and its Affiliates reasonably available to such other

Party as provided in Section 8 of this Agreement. Each of the Parties shall also make available to any other Party, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. ESAB and each other member of the ESAB Group shall cooperate with Colfax and take any and all actions reasonably requested by Colfax in connection with the Pre-Distribution Ruling and Tax Advice (including, without limitation, by making any new representation or covenant, confirming any previously made representation or covenant or providing any materials or information requested by any Tax Advisor; provided, that neither ESAB nor any other member of the ESAB Group shall be required to make or confirm any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).

(b) Any information or documents provided under this Agreement shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. In addition, in the event that Colfax determines that the provision of any information or documents to ESAB or any ESAB Affiliate, or ESAB determines that the provision of any information or documents to Colfax or any Colfax Affiliate, could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Parties shall use commercially reasonable efforts to permit each other’s compliance with its obligations under this Section 7 in a manner that avoids any such harm or consequence.

Section 7.02 Tax Return Information. Each of Colfax and ESAB, and each member of their respective Groups, acknowledges that time is of the essence in relation to any request for information, assistance or cooperation made pursuant to Section 7.01 of this Agreement or this Section 7.02. Each of Colfax and ESAB, and each member of their respective Groups, acknowledges that failure to conform to the reasonable deadlines set by the Party making such request could cause irreparable harm. Each Party shall provide to the other Party information and documents relating to its Group reasonably required by the other Party to prepare Tax Returns, including any pro forma returns required by the Responsible Party for purposes of preparing such Tax Returns. Any information or documents the Responsible Party requires to prepare such Tax Returns shall be provided in such form as the Responsible Party reasonably requests and at or prior to the time reasonably specified by the Responsible Party so as to enable the Responsible Party to file such Tax Returns on a timely basis.

Section 7.03 Reliance by Colfax. If any member of the ESAB Group supplies information to a member of the Colfax Group in connection with a Tax liability and an officer of a member of the Colfax Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Colfax Group identifying the information being so relied upon, the chief financial officer of ESAB (or any officer of ESAB as designated by the chief financial officer of ESAB) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. ESAB agrees to indemnify and hold harmless each member of the Colfax Group and its directors, officers and employees from and against any fine, penalty or other cost or expense of any kind attributable to a member of the ESAB Group having supplied, pursuant to this Section 7, a member of the Colfax Group with inaccurate or incomplete information in connection with a Tax liability.

Section 7.04 Reliance by ESAB. If any member of the Colfax Group supplies information to a member of the ESAB Group in connection with a Tax liability and an officer of a member of the ESAB Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the ESAB Group identifying the information being so relied upon, the chief financial officer of Colfax (or any officer of Colfax as designated by the chief financial officer of Colfax) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Colfax agrees to indemnify and hold harmless each member of the ESAB Group and its directors, officers and employees from and against any fine, penalty or other cost or expense of any kind attributable to a member of the Colfax Group having supplied, pursuant to this Section 7, a member of the ESAB Group with inaccurate or incomplete information in connection with a Tax liability.

Section 7.05 Other Separation Taxes. Colfax and ESAB shall (and shall cause their respective Affiliates to) reasonably cooperate to correct any errors in the chronology or completion of any transactions intended to facilitate, or otherwise effectuated in connection with, the Separation, and take any and all commercially reasonable actions requested by either Party to minimize any Other Separation Taxes.

Section 8. Tax Records.

Section 8.01 Retention of Tax Records. Each of Colfax and ESAB shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and Colfax shall preserve and keep all other Tax Records relating to Taxes of the Colfax and ESAB Groups for Pre-Distribution Periods, for so long as the contents thereof may be or become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven (7) years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each of Colfax and ESAB may dispose of such Tax Records at any time prior to receiving written notice from the other Party that such other Party will take possession of such Tax Records. If, prior to the Retention Date, (a) Colfax or ESAB reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Party agrees, then such first Party may dispose of such Tax Records upon sixty (60) Business Days’ prior notice to the other Party unless such Party receives prior written notice from such other Party that it will take possession of such Tax Records. Any notice of an intent to dispose given pursuant to this Section 8.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. A Party providing timely written notice that it intends to take possession of Tax Records pursuant to this Section 8.01 shall have the opportunity, at its cost and expense, to copy or remove, within sixty (60) Business Days of providing such notification, all or any part of such Tax Records. If, at any time prior to the Retention Date, a Party or any of its Affiliates determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then such program or system may be decommissioned or discontinued upon ninety (90) Business Days’ prior notice to the other Party and the other Party shall have the opportunity, at its cost and expense, to copy, within such ninety (90) Business Day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 8.02 Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession pertaining to (i) in the case of any Tax Return of the Colfax Group, the portion of such return that relates to Taxes for which the ESAB Group may be liable pursuant to this Agreement or (ii) in the case of any Tax Return of the ESAB Group, the portion of such return that relates to Taxes for which the Colfax Group may be liable pursuant to this Agreement, and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access, at the cost and expense of the requesting Party, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

Section 8.03 Preservation of Privilege. The Parties and their respective Affiliates shall not provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the Distribution Date to which Privilege may reasonably be asserted without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

Section 9. Tax Contests.

Section 9.01 Notice. Each Party shall provide prompt notice to the other Party of any written communication from a Tax Authority regarding any pending Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware (i) related to Taxes for Tax Periods for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder, (ii) relating to an ESAB Separate Return that could reasonably be expected to materially adversely affect any member of the Colfax Group, (iii) relating to any Joint Return, Colfax Separate Return or ESAB Unitary State Return that could reasonably be expected to materially adversely affect any member of the ESAB Group or (iv) otherwise relating to the Intended Tax Treatment or the Separation (including the resolution of any Tax Contest relating thereto). Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability and the indemnifying Party is entitled under this Agreement to contest the asserted Tax liability, then (x) to the extent the indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted Tax liability, and (y) to the extent the indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying Party, then any amount which the indemnifying Party is otherwise required to pay the indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 9.02 Control of Tax Contests.

(a) Colfax Control. Notwithstanding anything in this Agreement to the contrary, Colfax shall have the right to control any Tax Contest with respect to any Tax matters relating to (i) a Joint Return, (ii) a Colfax Separate Return, (iii) Specified Separation Taxes and (iv) Other Separation Taxes (unless all liability for such Other Separation Taxes would be the responsibility of ESAB under Section 2.01). Subject to Section 9.02(c) and Section 9.02(d) of this Agreement, Colfax shall have (x) reasonable discretion, after consultation with ESAB, with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Tax Contest that could reasonably be expected to materially adversely affect any member of the ESAB Group and (y) absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any other such Tax Contest.

(b) ESAB Control. Except as otherwise provided in this Section 9.02, ESAB shall have the right to control any Tax Contest with respect to any Tax matters relating to any ESAB Separate Return, ESAB Unitary State Return or Other Separation Taxes. Subject to Section 9.02(c) and Section 9.02(d) of this Agreement, ESAB shall have (i) reasonable discretion, after consultation with Colfax, with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Tax Contest that could reasonably be expected to materially adversely affect any member of the Colfax Group, and (ii) absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any other such Tax Contest.

(c) Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party; provided, that to the extent any such Tax Contest (i) could give rise to a claim for indemnity by the Controlling Party or its Affiliates against the Non-Controlling Party or its Affiliates under this Agreement, or (ii) could reasonably be expected to materially adversely affect any member of the other Party’s Group, then the Controlling Party shall not settle any such Tax Contest without the Non-Controlling Party’s prior written consent (which consent may not be unreasonably withheld, conditioned, or delayed and, in the case of a Tax Contest relating to Specified Separation Taxes, must take into account the reasonable likelihood of success of such Tax Contest on its merits without regard to the ability of ESAB to pay). Subject to Section 9.02(e) of this Agreement, and unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (I) the Controlling Party shall keep the Non-Controlling Party reasonably informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (II) the

Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (III) the Controlling Party shall timely provide the Non-Controlling Party with copies of the relevant portions of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (IV) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (V) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. In the case of any Tax Contest described in this Section 9, “Controlling Party” means the Party entitled to control the Tax Contest under such Section and “Non-Controlling Party” means (x) Colfax if ESAB is the Controlling Party and (y) ESAB if Colfax is the Controlling Party.

(d) Tax Contest Participation. Subject to Section 9.02(e) of this Agreement, and unless waived by the Parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest (i) pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement or (ii) that is with respect to an ESAB Separate Return or ESAB Unitary State Return that could reasonably be expected to materially adversely affect any member of the Colfax Group. The failure of the Controlling Party to provide any notice specified in this Section 9.02(d) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(e) Joint Returns. Notwithstanding anything in this Section 9 to the contrary, in the case of a Tax Contest related to a Joint Return, the rights of ESAB and its Affiliates under Section 9.02(c) and Section 9.02(d) of this Agreement shall be limited in scope to the portion of such Tax Contest relating to Taxes for which ESAB may reasonably be expected to become liable to make any indemnification payment to Colfax under this Agreement.

(f) Power of Attorney. Each member of the ESAB Group shall execute and deliver to Colfax (or such member of the Colfax Group as Colfax shall designate) any power of attorney or other similar document reasonably requested by Colfax (or such designee) in connection with any Tax Contest (as to which Colfax is the Controlling Party) described in this Section 9. Each member of the Colfax Group shall execute and deliver to ESAB (or such member of the ESAB Group as ESAB shall designate) any power of attorney or other similar document reasonably requested by ESAB (or such designee) in connection with any Tax Contest (as to which ESAB is the Controlling Party) described in this Section 9.

Section 10. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 11. Tax Treatment of Payments.

Section 11.01 General Rule. Unless otherwise required by applicable Law, the Parties will treat any indemnity payment made pursuant to this Agreement or any Ancillary Agreement by Colfax to ESAB, or vice versa, in the same manner as if such payment were a non-taxable distribution or capital contribution, as the case may be, made immediately prior to the Distribution, except to the extent that Colfax and ESAB treat a payment as the settlement of an intercompany liability; provided, however, that any such payment that is made or received by a Person other than Colfax or ESAB, as the case may be, shall be treated as if made or received by the payor or the recipient as agent for Colfax or ESAB, in each case as appropriate.

Section 11.02 Interest. Anything herein or in the Separation Agreement to the contrary notwithstanding, to the extent one Party makes a payment of interest to the other Party under this Agreement with respect to the period from the date that the Party receiving the interest payment made a payment of Tax to a Tax Authority to the date that the Party making the interest payment reimbursed the Party receiving the interest payment for such Tax payment, the interest payment shall be treated as interest expense to the Party making such payment (deductible to the extent provided by Law) and as interest income by the Party receiving such payment (includible in income to the extent provided by Law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Party making such payment or increase in Tax to the Party receiving such payment.

Section 12. Gross-Up of Indemnification Payments. Except to the extent provided in Section 11, any Tax indemnity payment made by a Party under this Agreement shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such indemnity payment, the recipient Party receives an amount equal to the sum it would have received had no such Taxes been imposed.

Section 13. General Provisions.

Section 13.01 Complete Agreement. This Agreement, the Separation Agreement and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter; for the avoidance of doubt, the preceding clause shall apply to all other agreements, whether or not written, in respect of any Tax between or among any member or members of the Colfax Group, on the one hand, and any member or members of the ESAB Group, on the other hand, which agreements shall be of no further effect between the parties thereto and any rights or obligations existing thereunder shall be fully and finally settled, calculated as of the date hereof. Except as expressly set forth in the Separation Agreement or any Ancillary Agreement: (i) all matters relating to Taxes and Tax Returns of the

Parties and their respective Subsidiaries, to the extent such matters are the subject of this Agreement, shall be governed exclusively by this Agreement; and (ii) for the avoidance of doubt, in the event of any conflict between the Separation Agreement or any Ancillary Agreement, on the one hand, and this Agreement, on the other hand, with respect to such matters, the terms and conditions of this Agreement shall govern, except that, in the event of any conflict between the Employee Matters Agreement and this Agreement with respect to payroll Taxes, the CARES Act (as defined in the Employee Matters Agreement) or Code Section 409A, the terms and conditions of the Employee Matters Agreement shall govern.

Section 13.02 Other Agreements. Except as may be expressly stated herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Separation Agreement or the Ancillary Agreements.

Section 13.03 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

Section 13.04 Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be given or made by delivery in person, by overnight courier service, by email with receipt confirmed, or by registered or certified mail (postage prepaid, return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To Colfax:

Colfax Corporation (to be renamed Enovis Corporation)

2711 Centerville Road

Suite 400

Wilmington, DE 19808

Attention: General Counsel

Email: Brad.Tandy@enovis.com

To ESAB:

ESAB Corporation

909 Rose Avenue

8th Floor

Attention: General Counsel

Email: Curtis.Jewell@esab.com

Section 13.05 Waivers. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 13.06 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 13.07 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that either Party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such Party so long as such purchaser expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed.

Section 13.08 Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 13.09 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is a Subsidiary of such Party after the Effective Time.

Section 13.10 Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 13.11 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed in the state of Delaware.

Section 13.12 Waiver of Jury Trial. The Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.

Section 13.13 Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at Law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 13.14 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 13.15 Payment Terms.

(a) Except as otherwise expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by a Party (where applicable, or a member of such Party’s Group) to the other Party (where applicable, or a member of such other Party’s Group) under this Agreement shall be paid or reimbursed hereunder within thirty (30) Business Days after presentation of an invoice or a written demand therefor, in either case setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) Business Days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Interest Rate with respect to the due date of such payment or the maximum rate permitted by Law, whichever is less, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c) Without the consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Colfax or ESAB under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the exchange rate published on Bloomberg at 5:00 pm, Eastern time, on the day before the relevant date, or in The Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any Tax indemnity payment required to be made hereunder may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date in which notice of the claim is given to the indemnifying Party.

Section 13.16 No Admission of Liability. The allocation of assets and liabilities herein is solely for the purpose of allocating such assets and liabilities between Colfax and ESAB and is not intended as an admission of liability or responsibility for any alleged liabilities vis-à -vis any Third Party, including with respect to the liabilities of any non-wholly owned subsidiary of Colfax or ESAB.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

COLFAX CORPORATION

By:	/s/ Christopher M. Hix
Name:	Christopher M. Hix
Title:	Executive Vice President, Chief Financial Officer

ESAB CORPORATION

By:	/s/ Kevin Johnson
Name:	Kevin Johnson
Title:	Chief Financial Officer

[Signature Page to Tax Matters Agreement]